Exhibit 99.1

Levi Strauss’ Outlook Revised to Negative; Ratings Affirmed

NEW YORK (Standard & Poor’s) Oct. 10, 2003—Standard & Poor’s Ratings Services said today that it revised its outlook on apparel maker Levi Strauss & Co. to negative from stable.

At the same time, Standard & Poor’s affirmed all its outstanding ratings on Levi Strauss, including the company’s corporate credit rating of ‘B’.

About $2.7 billion of rated debt of San Francisco, Calif. –based Levi Strauss is affected.

The outlook revision follows the company’s recent announcement that it will delay the filings of its third-quarter Form 10-Q with the SEC and will amend its financial statements for fiscal year 2001 and the third quarter of this year (fiscal 2003). The delay relates to an improper tax deduction for losses on plant closures that were mistakenly claimed twice on Levi Strauss’ 1998 and 1999 tax returns. This resulted in the company overstating profits in 2001 and the most recent quarter. To correct the error, Levi Strauss will restate its results for fiscal 2001 and the third quarter ended Aug. 24, 2003. The company’s auditors, KPMG, will conduct another audit of fiscal 2001 financial statements. There is the possibility that the new audit may lead to changes to post-2001 financial statements as well. In addition, the audit committee must complete its review of the third-quarter results before senior management can certify the financial statements and file the statements with the SEC.

“Although the amount of the error, about $30 million, is not material, Standard & Poor’s finds the timing of the disclosure troublesome because the company just completed a new $1.15 billion bank refinancing at the end of September. In the absence of any material adverse change to Levi Strauss’ previously reported financial statements, Standard & Poor’s does not expect the filing delay to have an immediate impact on Levi Strauss’ ratings. However, this development represents another in a series of challenges for the company. Standard & Poor’s is very concerned about the impediment these events pose to the company as it seeks to execute a turnaround. Standard & Poor’s will closely monitor the company’s progress, and any further meaningful deviations from plan will prompt an immediate review or downgrade. Furthermore, any additional surprises or a lack of a prompt resolution of the audit review and audit will also result in rating review and/or downgrade,” said credit analyst Jayne M. Ross.

The ratings reflect Levi Strauss’ leveraged financial profile and its participation in the highly competitive denim and casual pants industry. The ratings also reflect the inherent fashion risk in the apparel industry. This is somewhat offset by the company’s well-recognized brand names in jeans and other apparel.

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